Exhibit 10.18

MATADOR RESOURCES COMPANY

ANNUAL INCENTIVE PLAN

FOR

MANAGEMENT AND KEY EMPLOYEES

(effective as of January 1, 2012)

ARTICLE 1

PURPOSE

The Plan is intended to provide the Company, and any successor thereto, a means by which it can engender and sustain a sense of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company may award to such executives annual incentive compensation awards based on the terms and conditions established herein.

ARTICLE 2

DEFINITIONS

For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1     “Award” means the compensation payable under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

2.2     “Board” means the Board of Directors of the Company.

2.3     “Cause” means (i) Participant’s continued and material failure to perform the duties of his employment consistent with Participant’s position, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (ii) if Participant is a party to an employment agreement or independent contractor agreement, Participant’s failure to perform his material obligations under such agreement, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, or a material breach by the Participant of the Company’s written policies concerning discrimination, harassment or securities trading, (iii) Participant’s refusal or failure to follow lawful directives of the Board, the Chairman of the Board and/or Chief Executive Officer, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (iv) Participant’s commission of an act of fraud, theft, or embezzlement, (v) Participant’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Participant’s intentional breach of fiduciary duty; provided, however, that Participant shall have thirty (30) days after written notice from the Board (or Nominating, Compensation and Planning Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or Nominating, Compensation and Planning Committee).

2.4    (a) “Change in Control” means a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.3(b)(i) below), other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b) For purposes of this Section 2.3:

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c) The provisions of this Section 2.3 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A, it being the intent of the parties that this Section 2.3 shall be in compliance with the requirements of said Code Section and said Regulations.

2.5     “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.

2.6     “Committee” means the Committee appointed or designated by the Board to administer the Plan in accordance with Article 3 herein.

2.7     “Company” means Matador Resources Company, a Texas corporation, and any successor entity.

2.8     “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company and any Subsidiary of the Company.

2.9     “Participant” means an Employee who is selected by the Committee to participate in the Plan.

2.10     “Partially Disabled” means the inability because of any physical or emotional illness lasting no more than 90 days to perform his assigned duties under his employment agreement or independent contractor agreement, or if the Participant is not a party to any such agreement, to perform his assigned duties for no less than 20 hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting more than the 90-day period of Partial Disability).

2.11     “Performance Goals” means the objectives established by the Committee for the Performance Period pursuant to Section 5.3 hereof, for the purpose of determining Awards under the Plan.

2.12     “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.

2.13     “Plan” means the Matador Resources Company Annual Incentive Plan for Management and Key Employees, as set forth herein and as amended from time to time.

2.14     “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

2.15     “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.16     “Termination of Service” occurs when a Participant who is an Employee has a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A, or any successor provision thereto, for any reason.

2.17     “Totally Disabled” means in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Participant and Participant has been declared to be Totally Disabled by the insurer

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be made. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Section 409A or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to make Awards hereunder that are no longer subject to such restrictions.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. For each Performance Period, the Committee, upon its own action, may make, but shall not be required to make, an Award to any Employee. Awards may be made by the Committee at any time and from time to time during a Performance Period to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) may be made by the Committee selectively among Employees who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

PERFORMANCE GOALS

5.1     Performance Goals Establishment. Performance Goals shall be established by the Committee for each Performance Period. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

5.2     Awards. Awards shall be made annually in accordance with actual performance compared to the Performance Goals established by the Committee for the Performance Period and may be adjusted by the Committee in its sole discretion.

5.3     Performance Goals. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms (as compared to an external benchmark or performance of a designated peer group of companies), for either the Company or any of its Subsidiary organizations:

(a)	Earnings (either in aggregate or on a per-share basis)

(b)	Net income

(c)	Operating income

(d)	Operating profit

(e)	Cash flow

(f)	Stockholder returns, including return on assets, investment, invested capital and equity (including income applicable to common stockholders or other class of stockholders)

(g)	Return measures (including return on assets, equity or invested capital)

(h)	Total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period)

(i)	Earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items (EBITDA)

(j)	Gross revenues

(k)	Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof

(l)	Economic value or economic value added ™

(m)	Market share or market share added

(n)	Annual net income to common stock

(o)	Earnings per share or growth in earnings per share

(p)	Annual cash flow provided by operations

(q)	Changes in annual revenues

(r)	Strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestitures

(s)	Goals relating to specific environmental compliance measures and safety and accident rates

For the Performance Goals listed above, the Committee may designate whether a particular Performance Goal is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Goals may be stated in reference to a production volume of measurement such as in per cubic feet equivalents (e.g., per Mcfe, MMcfe or Bcfe). Further, the Committee may select any one or more of the Performance Goals applicable to a Participant, and Performance Goals may differ for one Participant to the next.

5.4     Adjustments for Extraordinary Items. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) changes related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established.

ARTICLE 6

AWARDS

6.1     Timing of Awards. At the first meeting of the Committee after the completion of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals. The first meeting of the Committee shall occur within 60 days following the completion of the Performance Period.

6.2     Determination of Awards. To determine each Participant’s Award, the Committee shall review the Company’s prior year’s performance in relation to the relative level of achievement of the Performance Goals applicable to each Participant. The Award may be adjusted by the Committee in its sole discretion.

6.3     Form of Awards. Awards are paid in cash within seventy-five (75) days following the meeting described in Section 6.1. However, if the Company’s fiscal year is other than a calendar year, such Awards shall be paid on the one hundred and thirty-fifth (135th) day following the end of such fiscal year.

ARTICLE 7

WITHHOLDING TAXES

The Company or any Subsidiary, as applicable, shall have the right to deduct from any payments to be made pursuant to the Plan the amount of any taxes required by Federal, state or local law to be withheld with respect to such payments.

ARTICLE 8

NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

No Employee shall have any claim or right to be made an Award, and the making of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Subsidiaries. Further, the Company and its Subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company or any Subsidiary at the time the Committee makes Awards under the Plan so long as Participant was not terminated for Cause prior to the time the Committee makes Awards under the Plan. If Participant was employed for the full term of the Performance Period but was terminated for Cause prior to the time the Committee makes Awards under the Plan, the Participant will not be eligible to receive an Award under the Plan for that Performance Period.

ARTICLE 9

CHANGE IN CONTROL

In the event of a Change in Control during a Performance Period, the Committee may, in its sole discretion, take such action with respect to the Plan and any incentive compensation payable during such Performance Period as the Committee determines is in the best interest of the Company.

ARTICLE 10

AMENDMENT, MODIFICATION, SUSPENSION

Subject to the limitations set forth in this Article 10, the Board may, at any time and from time to time, without the consent of the Participants, amend, revise, suspend or discontinue the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan and Awards under the Plan to comply with any applicable law or the rules and regulations of any applicable stock exchange shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon.

ARTICLE 11

GOVERNING LAW

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

ARTICLE 12

SUCCESSORS AND ASSIGNS

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

ARTICLE 13

TERM

The term of this Plan shall be effective as of January 1, 2012. This Plan shall remain in effect until terminated by the Board. After termination of the Plan, no future Awards may be made. However, all Awards granted before such termination will continue to be effective in accordance with their terms and conditions.

ARTICLE 14

INDEMNIFICATION

No member of the Board or the Committee nor any officer or employee of the Company, acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

ARTICLE 15

SECTION 409A COMPLIANCE

This Plan is intended to comply with Section 409A and shall be interpreted in a manner consistent with Section 409A. To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s Termination of Service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s Termination of Service with the Company; or (B) the date of the Participant’s death following such Termination of Service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 15 shall be made to the Participant or the Participant’s beneficiary.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the 1st day of January, 2012 pursuant to prior action taken by the Boards of Directors of the Company.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman of the Board and Chief Executive Officer

Attest:

/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Secretary